Registration Statement No. 333-207619
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated November 12, 2015
(To Prospectus dated October 26, 2015)

Pricing Term Sheet
BankUnited, Inc.
$400,000,000 4.875% Senior Notes due 2025

Issuer:	BankUnited, Inc.
Ranking:	Senior Notes
Principal Amount:	$400,000,000
Pricing Date:	November 12, 2015
Settlement Date:	November 17, 2015
Maturity Date:	November 17, 2025
Interest Payment Dates:	May 17 and November 17 of each year, beginning May 17, 2016
Reference Benchmark:	2.000% due August 15, 2025
Benchmark Price and Yield:	97-03+; 2.333%
Spread to Benchmark:	+266.7bps
Reoffer Yield:	5.000%
Coupon:	4.875%
Price to Investors (%):	99.026%, plus accrued interest, if any, from November 17, 2015
Proceeds to Issuer (before expenses):	$393,304,000
Optional Redemption:
Prior to August 17, 2025 (three months prior to the maturity date), make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 40 basis points, plus, in each case, accrued but unpaid interest on the notes to be redeemed

On or after August 17, 2025 (three months prior to the maturity date), at 100% of the principal amount of the notes being redeemed plus accrued but unpaid interest on the notes to be redeemed

Minimum Denominations:	$2,000
Minimum Increments:	$1,000
CUSIP / ISIN:	06652KAA1/US06652KAA16
Expected Ratings*:	Ba1 (Moody’s)/BBB (Fitch)/A- (Kroll)
Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Manager:	Credit Suisse Securities (USA) LLC

*NOTE: A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE SUBJECT TO REVISION OR WITHDRAWAL AT ANY TIME.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND A PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS SUPPLEMENT AND PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT MAY BE OBTAINED BY CALLING EITHER J.P. MORGAN SECURITIES LLC COLLECT AT 1-212-834-4533 OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE AT 1-800-294-1322.